FOR IMMEDIATE RELEASE	Contact: Keith Tolbert
May 31, 2012	336-665-7856

First Community Bancshares announces completion

of acquisition of Peoples Bank of Virginia

Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announced today, May 31, 2012, that it has completed its acquisition of Peoples Bank of Virginia located in Richmond, Virginia, at the close of business. With the merger of Peoples, First Community has added four offices in the Richmond area, for a current total of nine financial centers in the region.

John M. Mendez, President and Chief Executive Officer of First Community, stated, “We are excited to have Peoples Bank of Virginia join First Community Bank.  We look forward to providing the very best in customer service and banking resources to the Peoples family of customers and friends.”

“It’s a great day for our shareholders and customers because we have merged with a high-caliber, high-performing community bank that cares about its clients and communities,” said James Atkinson Jr., Chief Executive Officer of Peoples Bank of Virginia. “We know that our customers will benefit from this merger and from expanded services and knowledgeable staff.”

Mr. Atkinson and Quentin L. Corbett, President of Peoples, will remain involved in the operations of the combined organization to provide leadership for continued growth. Peoples Board of Directors member, William H. “Bill” Pruitt, will join the Board of Directors for First Community Bank and Marshall E. “Eddie” McCall, Jr., a Senior Vice President with Peoples, will become a Senior Vice President with First Community Bank, serving as the City Executive in Richmond.

About First Community Bancshares

First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.20 billion financial holding company and the parent company of First Community Bank. First Community Bank, member FDIC, operates 54 banking locations throughout Virginia, West Virginia, North Carolina, and Tennessee. First Community Bank offers wealth management and investment services through its Trust and Financial Services Division* and First Community Wealth Management*, a registered investment advisory firm. The Trust Division and First Community Wealth Management managed assets with a market value of $897 million as of March 31, 2012. The Company is also the parent company of Greenpoint Insurance Group, Inc.*, a full-service insurance agency headquartered in High Point, North Carolina, that operates six insurance offices throughout Virginia, West Virginia, and North Carolina. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol, "FCBC". Additional investor information can be found on the Company's website at www.fcbinc.com.

*Not insured by FDIC; not insured by First Community Bank or any other financial institution; are not deposits or obligations of the financial institution; are not guaranteed by the financial institution, and are subject to risks, including the possible loss of principal.

DISCLAIMER

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: the timely development, production and acceptance of new products and services and their feature sets; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

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